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Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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		PETROLEUM DEVELOPMENT CORPORATION
 (Name of Registrant as Specified In Its Charter)

			DOUGLAS K. THOMPSON
(Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)
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	(4)	Date Filed: February 12, 2003



The following press release was issued by Douglas K. Thompson on February 12, 2003.


FOR IMMEDIATE RELEASE
CONTACT: Douglas K. Thompson (215) 256-1327

DOUGLAS K. THOMPSON ANNOUNCES HIS CANDIDACY FOR ELECTION TO THE BOARD OF DIRECTORS OF PETROLEUM DEVELOPMENT CORPORATION (NASDAQ NMS: PETD)

Harleysville, Pennsylvania (February 12, 2003) - Douglas K. Thompson, a business consultant, today announced his intention to nominate himself for election to a seat on the board of directors of Petroleum Development Corporation (NASDAQ NMS: PETD), an oil and gas company based in Bridgeport, West Virginia with drilling and production operations in the Appalachian Basin, Michigan and the Rocky Mountains.

Mr. Thompson intends to nominate himself as an independent candidate for the Board of Directors of Petroleum Development Corporation ("PDC") at PDC's next regularly scheduled annual meeting of stockholders. Mr. Thompson believes that three (3) seats on the PDC Board of Directors will be open for election at the upcoming annual stockholders meeting, which Mr. Thompson expects will be held at some point during July 2003. To this end, Mr. Thompson filed revised preliminary proxy materials with the Securities and Exchange Commission on February 6, 2003.

Background of Mr. Thompson's Candidacy

On December 12, 2002, Mr. Thompson mailed a letter to James N. Ryan, Chairman of the Board and Chief Executive Officer of PDC, and Steven R Williams, President and a member of the PDC Board. In his letter, Mr. Thompson expressed concerns that he and other PDC stockholders have raised at previous annual stockholder meetings. Mr. Thompson's concerns have included, but are not limited to, (1) the amount of compensation paid by PDC to the executive officers who are also PDC directors as it relates to PDC's financial performance, (2) PDC's disclosure practices in its quarterly press releases and periodic filings made with the Securities and Exchange Commission, (3) PDC's decision to terminate its practice of conducting regular quarterly conference calls with the investing public, and (4) other related corporate governance and investor relations matters.

Mr. Thompson stated further, his beliefs, in his December 12th letter:

 "The Company's response to many of the concerns raised by myself and others has been mixed but generally poor. Consequently, I am of the opinion that the shareholders are not adequately represented by the current Board of Directors."

"I am writing to request that you rectify this. I believe the governance and performance of the Company can be improved through the addition of an independent board member with a sizeable personal interest. I currently own 115,400 shares of stock and would like to garner a nomination for a seat on the board along with the board's recommendation. I believe I could add value both on the board generally and by serving on the audit and compensation committees. I would also like to see the Company initiate and I would like to participate on a shareholder relations committee. "

PDC notified Mr. Thompson by letter dated December 16, 2002, that his candidacy was being forwarded to the Nominating Committee of the PDC Board of Directors for consideration. In a follow-up telephone conversation with Steven R. Williams on December 18, 2002, Mr. Williams was unable to provide Mr. Thompson with a timeframe in which his candidacy would be considered by the Nominating Committee.

PDC Performance

Mr. Thompson believes that PDC's senior management has done an admirable job growing and diversifying PDC's reserves and cash flow while maintaining a strong capital structure. He believes, however, that the compensation and other benefits afforded to members of PDC's senior management have in recent years outweighed the benefits enjoyed by the stockholders. He believes this has created a cloud of uncertainty in the equity markets that is adversely effecting PDC's share price. As a significant stockholder, Mr. Thompson would like to work constructively with PDC's senior management and its Board of Directors to improve stockholder relations, continue to improve the financial strength of PDC and ultimately provide PDC's stockholders with higher returns.

Mr. Thompson's Background

Mr. Thompson is a 38 year-old private investor who also conducts business as Douglas K Thompson Consulting, a sole proprietorship (2000 to present) which offers business consulting services. Previously, Mr. Thompson served at various times as a Financial and Operational Consultant, Division Controller, General Manager, and Director of Operations for various North American Business Units of MacDermid Incorporated (1995 - 2000). Mr. Thompson left MacDermid Incorporated in January 1997 for a more lucrative opportunity as a Finance and Operations Consultant at the Stanley Works Incorporated. In June of 1997 Mr. Thompson was asked to return to MacDermid Incorporated, which he did, leaving the Stanley Works Incorporated on good terms. Previously, Mr. Thompson served as a Senior Financial and Operational Auditor at United Technologies Incorporated (1994 - 1995), Division Controller at Lydall, Incorporated (1992-1994), and Supervising Senior Auditor with KPMG Peat Marwick LLP (1987-1992). In addition, Mr. Thompson was Certified as a Public Accountant ("CPA") by the state of Connecticut in 1993. He is a graduate cum laude of the University of Connecticut, Bachelor of Science in Accounting, 1986.

Mr. Thompson currently owns 115,400 shares of PDC common stock. For more information concerning the personal and professional background of the participant, Mr. Thompson, and his interests in PDC (by ownership of securities or otherwise, direct or indirect) and the matters to be presented at the 2003 PDC annual meeting, please refer to Mr. Thompson's revised preliminary proxy materials filed with the SEC on February 6, 2003, which PDC stockholders should review carefully.

                                         * * * * * *

THIS ANNOUNCEMENT IS NOT A PROXY STATEMENT, NOR IS IT A SOLICITATION OF ANY PROXIES FROM PDC STOCKHOLDERS BY MR. THOMPSON. Mr. Thompson's planned solicitation of proxies from PDC stockholders, when made, will consist of definitive proxy materials, including a proxy card, that will be filed with the SEC and separately furnished to all PDC stockholders prior to the date of the 2003 annual meeting. Mr. Thompson strongly advises all PDC stockholders to read, when they become available, his definitive proxy materials and other relevant documents, because they will contain important information that all PDC stockholders should consider carefully before making any decisions about the proposals that Mr. Thompson will be asking PDC stockholders to approve at the 2003 annual meeting.

When completed, Mr. Thompson's definitive proxy materials and other relevant documents will be mailed to all PDC stockholders and will be available at no charge at the SEC's web site at http://www.sec.gov. PDC stockholders may also obtain a copy of this communication, Mr. Thompson's February 6, 2003 revised preliminary proxy statement and, when available, any future preliminary and definitive proxy materials, directly from Mr. Thompson by contacting him at douglaskthompson@yahoo.com, telephone number: 1-(215)-256-1327, or by writing to Douglas K. Thompson, PO Box 452, Harleysville, PA 19438. Mr. Thompson encourages PDC stockholders or potential stockholders to contact him directly with any questions or comments.

Mr. Thompson also encourages PDC stockholders to review carefully, when they become available, PDC's definitive proxy materials and other relevant materials to be distributed in connection with the PDC 2003 annual stockholders' meeting. PDC stockholders may contact the Company directly at petd@petd.com or 1-(800)-624-3821 with questions or comments regarding the Company's proxy materials.